Exhibit 99.1

Oncothyreon Reports Second Quarter 2013

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, Aug 6, 2013/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the second quarter ending June 30, 2013.

Loss from operations increased in the second quarter of 2013 to $18.0 million from $8.1 million in the second quarter of 2012, and to $26.0 million for the six months ended June 30, 2013 compared with $13.8 million for the comparable period in 2012. The increase in loss from operations for the three and six months ended June 30, 2013 compared to prior year periods was primarily due to an upfront payment of $10.0 million to Array BioPharma Inc. (Array) in connection with the initiation of Oncothyreon’s collaboration with Array, which was announced on May 30, 2013. In addition, the increase in loss from operations for the six months ended June 30, 2013 was also the result of increased development activity for Oncothyreon’s product candidates and increased general and administrative expenses.

Net loss for the three months ended June 30, 2013 was $16.4 million, or $0.28 loss per basic and diluted share, compared with net loss of $8.7 million, or $0.15 loss per basic and diluted share, for the comparable period in 2012. Oncothyreon reported a net loss of $24.7 million or $0.43 loss per basic and diluted share for the six months ended June 30, 2013, compared with a net income of $1.0 million or $0.02 earnings per basic and $0.28 loss per diluted share for the comparable period in 2012. The increase in net loss for the three months ended June 30, 2013 compared to the prior year period was primarily attributable to an upfront payment of $10.0 million to Array, partially offset by a $1.6 million of non-cash income as a result of the change in fair value of warrant liability for the three months ended June 30, 2013 compared to a $0.3 million of non-cash expense as a result of the change in fair value of warrant liability for the three months ended June 30, 2012. The increase in net loss for the six months ended June 30, 2013 compared to the prior year period net income was primarily attributable to the upfront payment of $10.0 million to Array, and a $1.3 million of non-cash income as a result of the change in fair value of warrant liability for the six months ended June 30, 2013 compared to a $15.3 million of non-cash income as a result of the change in fair value of warrant liability for the six months ended June 30, 2012. In addition, the increase in net loss for the six months ended June 30, 2013 was also the result of increased development activity for Oncothyreon’s product candidates and increased general and administrative expenses.

As of June 30, 2013, Oncothyreon’s cash, cash equivalents and investments were $69.6 million, compared to $83.8 million at December 31, 2012, a decrease of $14.2 million, or 16.9 percent. The decrease was primarily attributable to $23.9 million cash used in operations during the six months ended June 30, 2013. This decrease was offset in part by net proceeds of approximately $9.9 million from the closing of a June registered direct offering of 5,000,000 shares of Oncothyreon common stock and warrants to purchase 5,000,000 shares of common stock.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Exclusive of the one-time, upfront payment to Array, Oncothyreon currently expects expenses in 2013 to be similar to 2012 and cash used in operations in 2013 to be approximately $29 to $31 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, August 6, 2013 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its second quarter 2013 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100    Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Expenses
Research and development	$16,058	$6,279	$21,857	$10,565
General and administrative	1,989	1,824	4,181	3,279

Total operating expenses	18,047	8,103	26,038	13,844

Loss from operations	(18,047)	(8,103)	(26,038)	(13,844)

Other income (expense)
Investment and other income (expense), net	24	(227)	52	(199)
Interest expense	—	(146)	—	(309)
Change in fair value of warrant liability	1,625	(259)	1,300	15,308

Total other income (expense), net	1,649	(632)	1,352	14,800

Net income (loss)	$(16,398)	$(8,735)	$(24,686)	$956

Net income (loss) per share - basic	$(0.28)	$(0.15)	$(0.43)	$0.02
Net income (loss) per share - diluted	$(0.28)	$(0.15)	$(0.43)	$(0.28)
Shares used to compute basic net income (loss) per share	58,710,574	56,844,099	57,967,534	50,228,604

Shares used to compute diluted net income (loss) per share	58,710,574	56,844,099	57,967,534	51,723,266

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	June 30, 2013	December 31, 2012

Cash, cash equivalents and investments	$69,569	$83,756

Total assets	$74,877	$89,435

Long term liabilities	$1,947	$4,041

Stockholders’ equity	$68,502	$82,323

Common shares outstanding	62,269,147	57,216,237